UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 24, 2020

Ra Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38677	38-3661826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices, including zip code)

(760) 804-1648

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RMED	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On April 24, 2020, the board of directors (the “Board”) of Ra Medical Systems, Inc. (the “Company”) appointed Joan Stafslien to the Board as a Class I director with a term expiring at the Company’s 2022 annual meeting of stockholders, or until her successor has been duly elected and qualified.

Joan Stafslien, Esq. served as Executive Vice President, General Counsel and Corporate Secretary of Nuvasive, Inc. from October 2016 through June 2018, and then as an Executive Consultant from June 2018 through October 2019. Previously, Ms. Stafslien served as General Counsel, Corporate Secretary and Chief Compliance Officer of CareFusion Corporation, where she led the legal team through the spin-off from Cardinal Health, Inc. in 2009 until its acquisition by Becton, Dickinson and Company in March 2015. Prior to that, Ms. Stafslien was the segment general counsel of Cardinal Health’s Clinical Technologies and Services from 2004 to 2009, joining Cardinal Health through the acquisition of Alaris Medical Systems in 2004, where she served as deputy general counsel and assistant secretary. Prior to joining Alaris, she was in private practice with Brobeck, Phleger & Harrison. We believe that Ms. Stafslien is qualified to serve as a director because of her leadership experience in the medical device industry and extensive knowledge of legal and regulatory issues.

In accordance with the Company’s outside director compensation policy (the “Outside Director Compensation Policy”), Ms. Stafslien will be entitled to an annual retainer in the amount of $40,000, payable in quarterly installments. On April 27, 2020, Ms. Stafslien was granted a restricted stock unit award (the “RSU”) of 25,000 restricted stock units, vesting annually over a three year period, beginning April 24, 2021, in each case subject to Ms. Stafslien’s continued service to the Company. The RSU award is subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan and the related RSU agreement. At the Company’s annual meeting of stockholders in 2020, Ms. Stafslien will also be eligible for equity award grants on the same terms as other non-employee members of the Board, including an annual RSU award for continuing directors with a value of $100,000, vesting on the earlier of (i) the one year anniversary of the grant or (ii) the day prior to the date of the Company’s annual meeting of stockholders following the date of grant, provided that such non-employee director continues to serve as a service provider through the applicable vesting date.

Furthermore, Ms. Stafslien is entitled to receive cash compensation in accordance with the terms and conditions of the Company’s Outside Director Compensation Policy. Under the Outside Director Compensation Policy, each non-employee director receives cash compensation of $40,000 annually for service as a Board member; $10,000 per year additionally for service as an audit committee member; $7,000 per year additionally for service as a member of the compensation committee; $4,500 per year as a member of the nominating and governance committee; $20,000 per year additionally for service as chairperson of the audit committee; $15,000 per year additionally for service as chairperson of the compensation committee; $8,500 per year additionally for service as chairperson of the nominating and governance committee; $40,000 per year additionally for service as chairperson of the Board; and $30,000 per year additionally for service as a Lead Outside Director. We will also reimburse Ms. Stafslien for all reasonable expenses in connection with her services to us.

Ms. Stafslien has executed the Company’s standard form of indemnification agreement.

There is no arrangement or understanding between Ms. Stafslien and any other persons pursuant to which Ms. Stafslien was selected as a director. In addition, Ms. Stafslien is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company on April 29, 2020 regarding the above is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated April 29, 2020, announcing Joan Stafslien’s appointment to the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RA MEDICAL SYSTEMS, INC.

Date: April 29, 2020	By:	/s/ Daniel Horwood
Daniel Horwood
General Counsel, Chief Compliance Officer and Secretary